Exhibit 99.1

Flexsteel Reports Record Earnings for Third Quarter Fiscal 2012

DUBUQUE, Iowa--(BUSINESS WIRE)--April 17, 2012--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported record third quarter net income of $3.3 million or $0.48 per share compared to net income of $2.5 million or $0.35 per share in the prior year quarter, an increase of 36.2%. The Company reported net sales for the quarter ended March 31, 2012 of $91.6 million compared to $85.2 million in the prior year quarter, an increase of 7.6%.

For the nine months ended March 31, 2012, the Company reported net income of $8.7 million or $1.24 per share compared to a net income of $6.9 million or $1.00 per share in the prior year period, an increase of 25.1%. The Company reported net sales for the current nine-month period of $258.2 million compared to the prior year sales of $255.2 million, an increase of 1.1%.

For the quarter ended March 31, 2012, residential net sales were $71.2 million, an increase of 9.6% from the prior year quarter net sales of $65.0 million. Commercial net sales were $20.4 million compared to $20.2 million in the prior year quarter.

For the nine months ended March 31, 2012, residential net sales were $200.7 million compared to residential net sales of $193.7 million in the nine months ended March 31, 2011, an increase of 3.6%. Commercial net sales were $57.5 million for the nine months ended March 31, 2012 compared to $61.5 million for the nine months ended March 31, 2011, a decrease of 6.6%.

Gross margin for the quarter ended March 31, 2012 was 24.1% compared to 21.4% in the prior year quarter. This improvement is due to better absorption of fixed costs and the adverse impact of increases in material costs in the prior year quarter. For the nine months ended March 31, 2012, the gross margin was 23.8% compared to 22.2% for the prior year nine-month period. Gross margin for the prior year nine-month period was adversely impacted by a $0.6 million inventory write-down associated with a facility closing and increases in material costs.

Selling, general and administrative expenses for the quarter ended March 31, 2012 were $17.0 million or 18.5% of net sales compared to $14.6 million or 17.1% of net sales in the prior year quarter. The current year quarter includes an increase in legal and professional fees of $0.9 million, or 1.0% of sales, primarily related to an Indiana civil lawsuit. Selling, general and administrative expenses for the nine months ended March 31, 2012 were $48.1 million or 18.6% of net sales, including a $2.0 million increase in legal and professional fees, primarily related to the aforementioned lawsuit, and a $1.1 million decrease in bad debt expense, compared to the prior year. Selling, general and administrative expenses were $45.0 million or 17.6% of net sales in the nine-month period ended March 31, 2011.

Working capital (current assets less current liabilities) at March 31, 2012 was $103.6 million. Net cash provided by operating activities was $8.6 million during the nine months ended March 31, 2012. Net income of $8.7 million, increased accrued liabilities of $2.3 million and depreciation of $2.1 million were offset by a $2.4 million increase in accounts receivable and a $1.8 million increase in inventory.

During the first nine months of fiscal year 2012 capital expenditures were $5.3 million, including $3.6 million related to construction of a corporate office building. Depreciation expense was $2.1 million and $2.0 million in the nine-month periods ended March 31, 2012 and 2011, respectively. The Company expects that capital expenditures will be approximately $7.0 million for the remainder of the 2012 fiscal year including costs related to the corporate office building which is expected to be completed by August 2012.

All earnings per share amounts are on a diluted basis.

Outlook

The Company believes that modest overall top line growth will continue through the end of calendar year 2012. Orders for residential upholstered products have improved significantly in relation to prior year levels and we expect that trend to continue through the end of the calendar year. Our commercial office order rate has increased modestly. The Company is expecting flat order trends for vehicle and hospitality seating products for the remainder of the calendar year.

The Company remains committed to its core strategies, which include a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and improving profitability. We believe these core strategies are in the best interest of our shareholders.

Conference Call
We will host a conference call on April 18, 2012, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID#58141443. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-642-1687 and entering ID#58141443.

Forward-Looking Statements
Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

About Flexsteel
Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	March 31,	June 30,
	2012	2011

ASSETS

CURRENT ASSETS:
Cash	$19,273	$17,889
Trade receivables, net	33,835	31,451
Inventories	75,479	73,680
Other	5,785	5,333
Total current assets	134,372	128,353

NONCURRENT ASSETS:
Property, plant, and equipment, net	25,731	21,387
Other assets	15,321	14,937

TOTAL	$175,424	$164,677

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$9,322	$9,899
Accrued liabilities	21,440	17,771
Total current liabilities	30,762	27,670

LONG-TERM LIABILITIES:
Other long-term liabilities	8,419	8,434
Total liabilities	39,181	36,104

SHAREHOLDERS’ EQUITY	136,243	128,573

TOTAL	$175,424	$164,677

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2012	2011	2012	2011
NET SALES	$91,631	$85,175	$258,153	$255,226
COST OF GOODS SOLD	(69,533)	(66,968)	(196,633)	(198,589)
GROSS MARGIN	22,098	18,207	61,520	56,637
SELLING, GENERAL AND ADMINISTRATIVE	(16,975)	(14,561)	(48,071)	(44,966)
FACILITY CLOSING COSTS	–	–	–	(1,016)
OPERATING INCOME	5,123	3,646	13,449	10,655
OTHER INCOME:
Interest and other income	140	129	310	244
INCOME BEFORE INCOME TAXES	5,263	3,775	13,759	10,899
INCOME TAX PROVISION	(1,920)	(1,320)	(5,090)	(3,970)
NET INCOME	$3,343	$2,455	$8,669	$6,929
AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	6,777	6,710	6,756	6,687
Diluted	7,017	6,968	6,970	6,910
EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.49	$0.37	$1.28	$1.04
Diluted	$0.48	$0.35	$1.24	$1.00

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Nine Months Ended
	March 31,
	2012	2011
OPERATING ACTIVITIES:
Net income	$8,669	$6,929
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	2,113	2,028
Deferred income taxes	(328)	(809)
Stock-based compensation expense	767	844
Provision for (gains) losses on accounts receivable	(180)	890
Gain on disposition of capital assets	(32)	(108)
Changes in operating assets and liabilities	(2,389)	(3,755)
Net cash provided by operating activities	8,620	6,019

INVESTING ACTIVITIES:
Net purchases of investments	(344)	(230)
Proceeds from sale of capital assets	32	143
Capital expenditures	(5,256)	(991)
Net cash used in investing activities	(5,568)	(1,078)

FINANCING ACTIVITIES:
Dividends paid	(1,856)	(1,336)
Proceeds from issuance of common stock	188	318
Net cash used in financing activities	(1,668)	(1,018)

Increase in cash	1,384	3,923
Cash at beginning of period	17,889	8,278
Cash at end of period	$19,273	$12,201

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, Chief Financial Officer
563-585-8392